FOR IMMEDIATE RELEASE

Contacts: Michael G. Bazinet Media Relations 203-622-3549	Mark A. Rozelle Investor Relations 203-622-3520

UST ANNOUNCES AGREEMENTS TO RESOLVE ANTITRUST CLAIMS

GREENWICH, Conn., March 15, 2004 — UST Inc. (NYSE: UST) announced today that it took significant steps to resolve the remaining antitrust claims filed against it as a result of the Conwood litigation.

“We concluded that it was in the best interest of our shareholders to reduce the uncertainty and risk we face by having these lawsuits pending in the courts and are pleased that we can move forward,” Vincent A. Gierer Jr., chairman and chief executive officer, said.

The company said it has reached agreement in a civil suit brought by Swedish Match North America Inc. in the Western District of Kentucky against its U.S. Smokeless Tobacco Company (USSTC) subsidiary and other affiliated companies alleging damages under the antitrust laws. Under terms of the agreement, UST will pay $200 million. In addition, UST will transfer its cigar business to Swedish Match.

In addition, the company said it reached an agreement, which is subject to court approval, to resolve a significant number of the indirect purchaser claims (consumers) alleging damages under the antitrust laws. Pursuant to the proposed settlement, consumers will receive coupons redeemable on future purchases of the company’s moist smokeless tobacco products. The company would pay all administrative costs of the settlement and attorneys’ fees. The company also indicated that it intends to pursue settlement of other indirect purchaser claims not covered by the agreement on substantially the same terms. The company has recorded a charge totaling $40 million to resolve all the indirect purchaser claims.

Because the company agreed to resolve these cases before the filing of the company’s annual report on Form 10-K with the Securities and Exchange Commission (SEC), the company is required to take a $280 million pre-tax charge against 2003 earnings. The after tax cash impact of these actions will approximate $115 million in 2004. To enable the company to properly reflect these charges, it will be delaying the filing of its Form 10-K and will be filing with the SEC shortly a notification of late filing.

“We are able to put these issues behind us without impacting our plans to grow our businesses,” Gierer said. “As previously stated, we remain on track to produce 2004 diluted EPS of $2.99 to $3.09 and will continue to reward shareholders by paying a strong dividend and investing $150 million in share repurchases in each of the next two years. In addition, we now have greater financial flexibility moving forward.

“These actions allow us to focus on growing the smokeless tobacco category, thereby enhancing shareholder value. We believe that USSTC and Swedish Match share a common interest in helping to advance the interests of the smokeless tobacco industry, particularly in light of the debate regarding the role that smokeless tobacco can play in a comprehensive tobacco harm reduction strategy,” Gierer said.

UST executives will hold a teleconference with analysts on Monday, March 15, 2004 to discuss this announcement. The teleconference will be webcast starting at 11:00 a.m. Eastern Time. To listen to the call, visit

www.ustinc.com. A 14-day playback is available by calling 888-203-1112 or 719-457-0820, code # 518541, or by visiting the website.

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UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Rooster, and Red Seal. International Wine & Spirits Ltd. produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, Conn Creek and Villa Mt. Eden wineries, as well as sparkling wine produced under the Domaine Ste. Michelle label.

All statements, other than statements of historical facts, which address activities, or actions that the company expects or anticipates will or may occur in the future, and other such matters are forward-looking statements. To take advantage of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, the company is identifying certain factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company.

Any one, or a combination, of factors could materially affect the results of the company’s operations. These factors include competitive pressures, changes in consumer preferences, wholesaler ordering patterns, consumer acceptance of new product introductions and other marketing initiatives, uncertainties associated with ongoing and future litigation, legal and regulatory initiatives (including those described under Items 1 and 3 of the company’s Annual Report on Form 10-K and in the company’s Form 8-K, and 10-Qs filed thereafter) and conditions in the capital markets. Forward-looking statements made by the company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, as well as other factors beyond the control of the company, actual results may differ from those in the forward-looking statements.